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                                   SIGNATURES



         KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below, constitutes and appoints Jonathan Z. Cohen, Tony C. Banks, and Michael L. Staines, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement to be filed in connection with the public offering of limited partnership interests of Atlas Pipeline Partners, L.P. and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                             /s/ William P. Nicoletti
                                             ------------------------
                                             William P. Nicoletti
                                             Managing Board Member
                                             November 22, 1999